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EXHIBIT (K)(4)

GUARANTEE AND SECURITY AGREEMENT

        GUARANTEE AND SECURITY AGREEMENT dated as of January 15, 2008, among FIFTH STREET FINANCE CORP., a corporation duly organized and validly existing under the laws of the State of Delaware (the "Borrower"), each entity that becomes a "GUARANTOR" after the date hereof pursuant to Section 5.4 hereof (collectively, the "Guarantors" and, together with the Borrower, the "Obligors"), and BANK OF MONTREAL, as administrative agent under the Credit Agreement for the Secured Parties referred to below (in such capacity, together with its successors in such capacity, the "Agent").

PRELIMINARY STATEMENTS

        A.    Concurrently with the execution and delivery of this Agreement the Borrower, certain lenders and letter of credit issuer(s), and the Agent are entering into a Credit Agreement dated as of the date hereof (the "Credit Agreement"), pursuant to which such lenders have agreed to extend credit to the Borrower from time to time.

        B.    To induce such lenders and letter of credit issuer(s) to extend credit to the Borrower under the Credit Agreement, (a) the Guarantors have agreed to guarantee the payment of the Guaranteed Obligations (as hereinafter defined), and (b) the Borrower and the Guarantors have agreed to provide collateral security for the Secured Obligations (as hereinafter defined).

        D.    The Obligors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder and the execution and delivery of this Agreement (or an Guarantee Assumption Agreement as provided for herein), and the performance of such Guarantor's obligations hereunder, is necessary or convenient to the conduct, promotion or attainment of such Guarantor's business.

        NOW THEREFORE, the parties hereto agree as follows:

SECTION 1.    DEFINITIONS, ETC.

        Section 1.1.    Certain Uniform Commercial Code Terms.    As used herein, the terms "Account", "Chattel Paper", "Commercial Tort Claims", "Commodity Account", "Commodity Contract", "Deposit Account", "Document", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangible", "Goods", "Instrument", "Inventory", "Investment Property", "Letter-of-Credit Right", "Payment Intangibles", "Proceeds", "Promissory Note", and "Tangible Chattel Paper" have the respective meanings set forth in Article 9 of the ILUCC, and the terms "Certificated Security", "Clearing Corporation", "Entitlement Holder", "Financial Asset", "Indorsement", "Securities Account", "Security", "Security Entitlement" and "Uncertificated Security" have the respective meanings set forth in Article 8 of the ILUCC.

        Section 1.2.    Additional Definitions.    Except as otherwise provided herein, all capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement. In addition, as used herein:

          "Agent Members" means members of, or participants in, a depositary, including the Depositary, Euroclear or Clearstream.

          "Clearing Corporation Security" means a security that is registered in the name of, or indorsed to, a Clearing Corporation or its nominee or is in the possession of the Clearing Corporation in bearer form or Indorsed in blank by an appropriate Person.

          "Clearstream" means Clearstream Banking, société anonyme, a corporation organized under the laws of the Grand Duchy of Luxembourg.

          "Clearstream Security" means a Security that (a) is a debt or equity security and (b) is capable of being transferred to an Agent Member's account at Clearstream pursuant to the definition of "Delivery", whether or not such transfer has occurred.

          "Collateral" has the meaning assigned to such term in Section 4.

          "Control" means "control" as defined in Section 9-104, 9-105, 9-106 or 9-107 of the ILUCC.

          "Credit Agreement Obligations" means all Obligations as defined in the Credit Agreement, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to any Obligor, whether or not such interest or expenses are allowed as a claim in such proceeding.

          "Custodian" means a bank or other company whose functions and physical facilities are supervised by Federal or State authority selected by the Borrower and reasonably acceptable to the Agent who shall act as custodian holding Portfolio Investments on behalf of the Obligors, or any successor in such capacity. The term "Custodian" includes any agent or sub-custodian acting on behalf of the Custodian.

          "Debt Documents" means, collectively, the Credit Agreement and the Loan Documents relating thereto, any agreements evidencing or relating to any Funds Transfer and Deposit Account Liability, and any Hedging Agreement evidencing or relating to any Hedging Liability.

          "Deliver", "Delivered" or "Delivery" (whether to the Agent or otherwise) means, with respect to any Portfolio Investment or other Collateral, that such Portfolio Investment or other Collateral is covered by a recorded UCC-1 financing statement perfecting the Agent's security interest therein and within thirty (30) days of the date hereof is held or registered as described below, in each case in a manner satisfactory to the Agent:

            (a)   subject to clause (l) below, in the case of each Certificated Security (other than a U.S. Government Security, Clearing Corporation Security, Euroclear Security or Clearstream Security), that such Certificated Security is (i) in the possession of the Custodian and registered in the name of the Custodian (or its nominee) or Indorsed in blank and the Custodian has either (A) agreed in documentation reasonably satisfactory to the Agent to hold such Certificated Security as bailee on behalf of the Agent or (B) credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Certificated Security constitutes a Financial Asset and that the Agent has Control over such Securities Account or (ii) if required by the Agent after the occurrence and during the continuation of any Event of Default, in the possession of the Agent and registered in the name of the Agent (or its nominee) or Indorsed to the Agent or in blank;

            (b)   subject to clause (l) below, in the case of each Instrument, that such Instrument is (i) in the possession of the Custodian and indorsed to the Custodian or in blank and where the Custodian has agreed in documentation reasonably satisfactory to the Agent to hold such Instrument as bailee on behalf of the Agent or (ii) if required by the Agent after the occurrence and during the continuation of any Event of Default, in the possession of the Agent and indorsed to the Agent or in blank;

            (c)   subject to clause (l) below, in the case of each Uncertificated Security (other than a U.S. Government Security, Clearing Corporation Security, Euroclear Security or Clearstream Security), that such Uncertificated Security is (i) registered on the books of the issuer thereof to the Custodian (or its nominee) under an arrangement where the Custodian has credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Agent has Control over such Securities Account, or (ii) if required by the Agent after the occurrence and during the continuation of any Event of Default, registered on the books of the issuer thereof to the Agent (or its nominee); provided that, unless such Uncertificated Security is included by the Borrower in the Borrowing Base, absent an Event of Default the relevant Obligor shall not be required to comply with this clause (c);

            (d)   subject to clause (l) below, in the case of each Clearing Corporation Security, that such Clearing Corporation Security is (i) credited to a Securities Account of the Custodian at such Clearing Corporation (and, if a Certificated Security, so held in the possession of such Clearing Corporation, or of an agent or custodian on its behalf) and the Security Entitlement of the Custodian in such Clearing Corporation Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that such Security constitutes a Financial Asset and that the Agent has Control over such Securities Account or (ii) if required by the Agent after the occurrence and during the continuation of any Event of Default, credited to a Securities Account of the Agent at such Clearing Corporation (and, if such Clearing Corporation Security is a Certificated Security, that the same is in the possession of such Clearing Corporation);

            (e)   in the case of each Euroclear Security and Clearstream Security, that the actions described in clause (d) above have been taken with respect to such Security as if such Security were a Clearing Corporation Security and Euroclear and Clearstream were Clearing Corporations; provided, that such additional actions shall have been taken as shall be necessary under the law of Belgium (in the case of Euroclear) and Luxembourg (in the case of Clearstream) to accord the Agent rights substantially equivalent to Control over such Security under the ILUCC;

            (f)    in the case of each U.S. Government Security, that such U.S. Government Security is (i) credited to a Securities Account of the Custodian at a Federal Reserve Bank and the Security Entitlement of the Custodian in such Federal Reserve Bank Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that such U.S. Government Security constitutes a Financial Asset and that the Agent has Control over such Securities Account or (ii) if required by the Agent after the occurrence and during the continuation of any Event of Default, credited to a securities account of the Agent at a Federal Reserve Bank;

            (g)   in the case of any Tangible Chattel Paper, that the original of such Tangible Chattel Paper is (i) in the possession of the Custodian in the United States under an arrangement where the Custodian has agreed to hold such Tangible Chattel Paper as bailee on behalf of the Agent, and in each case any agreements that constitute or evidence such Tangible Chattel Paper is free of any marks or notations indicating that it is then pledged, assigned or otherwise conveyed to any Person other than the Agent or (ii) if required by the Agent after the occurrence and during the continuation of any Event of Default, in the possession of the Agent in the United States;

            (h)   in the case of each General Intangible (including any participation in a debt obligation) of an Obligor organized in the United States, that such General Intangible falls within the collateral description of a UCC-1 financing statement, naming the relevant Obligor as debtor and the Agent as secured party and filed in the jurisdiction of organization of such relevant Obligor; provided that in the case of a participation in a debt obligation where such participation obligation is evidenced by an Instrument, either (i) such Instrument is in the possession of the applicable participating institution in the United States, and such participating institution has agreed that it holds possession of such Instrument for the benefit of the Agent (or for the benefit of the Custodian, and the Custodian has agreed that it holds the interest in such Instrument as bailee on behalf of the Agent) or (ii) such Instrument is in the possession of the applicable participating institution outside of the United States and such participating institution (and, if applicable, the obligor that issued such Instrument) has taken such actions as shall be necessary under the law of the jurisdiction where such Instrument is physically located to accord the Agent rights equivalent to Control over such Instrument under the ILUCC;

            (i)    in the case of each General Intangible (including any participation in a debt obligation) of an Obligor not organized in the United States, that such Obligor shall have taken such action as shall be necessary to accord the Agent rights substantially equivalent to a perfected first-priority security interest in such General Intangible under the ILUCC;

            (j)    in the case of any Deposit Account or Securities Account, that the bank or Securities Intermediary at which such Deposit Account or Securities Account, as applicable, is located has agreed that the Agent has Control over such Deposit Account or Securities Account, or that such Deposit Account or Securities Account is in the name of the Custodian and the Custodian has credited its rights in respect of such Deposit Account or Securities Account (the "Underlying Accounts") to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that the rights of the Custodian in such Underlying Accounts constitute a Financial Asset and that the Agent has Control over such Securities Account;

            (k)   in the case of any money (regardless of currency), that such money has been credited to a Deposit Account over which the Agent has Control as described in clause (j) above;

            (l)    in the case of any Certificated Security, Uncertificated Security, Instrument or Special Equity Interest issued by a Person organized outside of the United States, that such additional actions shall have been taken as shall be necessary under applicable law to accord the Agent rights substantially equivalent to those accorded to a secured party under the ILUCC that has possession or control of such Certificated Security, Uncertificated Security, Instrument or Special Equity Interest; and

            (m)  in the case of each Portfolio Investment not of a type covered by the foregoing clauses (a) through (l) that such Portfolio Investment has been transferred to the Agent in accordance with applicable law and regulation.

          "Depositary" means The Depositary Trust Company, its nominees and their respective successors.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

          "Euroclear" means Euroclear Bank, S.A., as operator of the Euroclear system.

          "Euroclear Security" means a Security that (a) is a debt or equity Security and (b) is capable of being transferred to an Agent Member's account at Euroclear, whether or not such transfer has occurred.

          "Funds Transfer and Deposit Account Agreement Obligations" means, collectively, all Funds Transfer and Deposit Account Liability as defined in the Credit Agreement, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to any Obligor, whether or not such interest or expenses are allowed as a claim in such proceeding.

          "Governmental Authority" means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee Assumption Agreement" means a Guarantee Assumption Agreement substantially in the form of Exhibit A, between the Agent and an entity that, pursuant to Section 5.4, is required to become a "Guarantor" hereunder (with such changes as the Agent shall reasonably request, consistent with the requirements of Section 5.4).

          "Guaranteed Obligation" means, collectively, the Credit Agreement Obligations, Funds Transfer and Deposit Account Agreement Obligations, and the Hedging Agreement Obligations.

          "Hedging Agreement Obligations" means, collectively, all Hedging Liability as defined in the Credit Agreement, whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to any Obligor, whether or not such interest or expenses are allowed as a claim in such proceeding.

          "ILUCC" means the Uniform Commercial Code as in effect from time to time in the State of Illinois.

          "Indorsed" means, with respect to any Certificated Security, that such Certificated Security has been assigned or transferred to the applicable transferee pursuant to an effective Indorsement.

          "Investment" means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures other securities of any other Person (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, except in favor of the issuer thereof.

          "Obligors" has the meaning given to such term in the preamble of this Agreement.

          "Portfolio Investments" means any Investment held by the Obligors in their asset portfolio. Without limiting the generality of the foregoing, it is understood that Portfolio Investments includes any right, title and interest of the Obligors in, to and under Hedging Agreements.

          "Secured Obligations" means, collectively, (a) in the case of the Borrower, the Credit Agreement Obligations, Funds Transfer and Deposit Account Agreement Obligations, and the Hedging Agreement Obligations, (b) in the case of the Guarantors, the Guaranteed Obligations pursuant to Section 3 hereof.

          "Secured Parties" means, collectively, the Lenders, the L/C Issuers, the Agent and any other holder from time to time of the Secured Obligations or any part thereof.

          "Shares" means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

          "Guarantors" has the meaning given to such term in the preamble of this Agreement.

        Section 1.3.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Annexes shall be construed to refer to Sections of, and Exhibits and Annexes to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.    REPRESENTATIONS AND WARRANTIES.

        Each Obligor represents and warrants to the Secured Parties that:

        Section 2.1.    Organization.    Such Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

        Section 2.2.    Authorization; Enforceability.    The execution, delivery and performance of this Agreement, and the granting of the Liens contemplated hereunder, are within such Obligor's corporate or other powers and have been duly authorized by all necessary corporate or other action. This Agreement has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        Section 2.3.    Governmental Approvals; No Conflicts.    The execution, delivery and performance of this Agreement, and the granting of the Liens contemplated hereunder, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant hereto, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Obligor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant hereto, will not result in the creation or imposition of any Lien on any asset of any Obligor.

        Section 2.4.    Title.    Such Obligor is the sole beneficial owner of the Collateral in which a security interest is granted by such Obligor hereunder and no Lien exists upon such Collateral other than (a) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral and (b) other Permitted Liens.

        Section 2.5.    Names, Etc.    The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Obligor are correctly set forth in Annex 1 (and, for any additional Obligor, as set forth in the supplement to Annex 1 in Appendix A to the Guarantee Assumption Agreement executed and delivered by such Obligor). No Obligor has transacted business at any time during the immediately preceding five-year period, and does not currently transact business, under any other legal names or trade names other than the prior legal names and trade names (if any) set forth in Annex 1 (and, for any additional Obligor, as set forth in the supplement to Annex 1 in Exhibit A to the Guarantee Assumption Agreement executed and delivered by such Obligor).

        Section 2.6.    Chances in Circumstances.    No Obligor has (a) within the period of four months prior to the date hereof (or, for any additional Obligor, within the period of four months prior to the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), changed its location (as defined in Section 9-307 of the ILUCC), (b) as of the date hereof (or, for any additional Obligor, as of the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), changed its name, or (c) as of the date hereof (or, for any additional Obligor, as of the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), become a "new debtor" (as defined in Section 9-102(a)(56) of the ILUCC) with respect to a currently effective security agreement previously entered into by any other Person and binding upon such Obligor, in each case except as notified in writing to the Agent prior to the date hereof (or, for any additional Obligor, prior to the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement).

        Section 2.7.    Location of Collateral.    Annex 1 sets forth a complete and correct list of all locations of the Borrower's tangible Collateral on the date hereof (and, for any additional Obligor, on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement) (collectively, the "Permitted Collateral Locations"), except for tangible Collateral held by the Custodian or the Agent or tangible Collateral aggregating less than $250,000 in value at any one time outstanding. If for any reason any tangible Collateral is at any time kept or located at a location other than a Permitted Collateral Location, the Agent shall nevertheless have and retain a security interest therein. Except to the extent otherwise disclosed on Annex 1, the Obligors own the Permitted Collateral Locations. No Obligor shall permit any tangible Collateral to be located at a location other than a Permitted Collateral Location or as permitted above, in each case without first providing the Agent at least 30 days prior written notice of the Obligor's intent to do so; provided that each Obligor shall at all times maintain the Permitted Collateral Locations in the United States of America unless specifically agreed to in writing by the Agent and such Obligor shall have taken all action reasonably requested by the Agent to maintain the security interest of the Agent in the Collateral at all times fully perfected and in full force and effect. If any Collateral is in the possession or control of any agents or processors of an Obligor and the Agent so requests, such Obligor agrees to notify such agents or processors in writing of the Agent's security interest therein and instruct them to hold all such Collateral for the Agent's account and subject to the Agent's instructions. Each Obligor will, upon the written request of the Agent, authorize and instruct all bailees and any other parties, if any, at any time processing, labeling, packaging, holding, storing, shipping or transferring all or any part of the Collateral to permit the Agent and its representatives to examine and inspect any of the Collateral then in such party's possession and to verify from such party's own books and records any information concerning the Collateral or any part thereof which the Agent or its representatives may seek to verify. Each Obligor warrants and agrees that none of its Inventory is or will be consigned to any other person without the Agent's prior written consent.

        Section 2.8.    Promissory Notes.    Annex 2 sets forth a complete and correct list of all Promissory Notes (other than any previously delivered to the Custodian or held in a Securities Account referred to in Annex 3) held by the Borrower on the date hereof (or held by a Guarantor on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement) and having an aggregate unpaid principal amount in excess of $500,000.

        Section 2.9.    Deposit Accounts and Securities Accounts.    Annex 3 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts, and Commodity Accounts of the Borrower on the date hereof (and of any Guarantor on the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), except for any Deposit Account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments. Each Obligor represents that on the date of this Agreement, none of its Investment Property consists of margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) except to the extent such Obligor has delivered to the Agent a duly executed and completed Form U-1 with respect to such stock. If at any time the Investment Property or any part thereof consists of margin stock, the relevant Obligor shall promptly so notify the Agent and deliver to the Agent a duly executed and completed Form U-1 and such other instruments and documents reasonably requested by the Agent in form and substance satisfactory to the Agent.

        Section 2.10.    Fixtures.    Except for Equipment from time to time located on the real estate described on Annex 4, none of the Equipment is or will be attached to real estate in such a manner that the same may become a Fixture.

        Section 2.11.    Intellectual Property.    Annex 5 attached hereto contains a true, complete, and current listing of all patents, trademarks, tradestyles, copyrights, and other intellectual property rights (including all registrations and applications therefor) owned by each of the Obligors as of the date hereof that are registered with any governmental authority. Each Obligor owns or possesses rights to use all franchises, licenses, patents, trademarks, trade names, tradestyles, copyrights, and rights with respect to the foregoing which are required to conduct its business and which do not, to the best of such Obligor's knowledge, infringe on the rights of any third party. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and the Obligors are not liable to any person for infringement under applicable law with respect to any such rights as a result of its business operations, where such revocation or termination could reasonably be expected to have a Material Adverse Effect.

        Section 2.12.    Commercial Tort Claims.    Annex 6 attached hereto contains a true, complete and current listing of all Commercial Tort Claims held by the Obligors as of the date hereof, each described by referring to a specific incident giving rise to the claim.

SECTION 3.    GUARANTEE.

        Section 3.1.    The Guarantee.    The Guarantors hereby jointly and severally guarantee to each of the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated or extended maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will jointly and severally pay the same without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

        Section 3.2.    Obligations Unconditional.    The obligations of the Guarantors under this Section 3 are irrevocable, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the other

Debt Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limitation, the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

          (a)   at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (b)   any of the acts mentioned in any of the provisions of this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

          (c)   the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any, respect, or any right under this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

          (d)   any lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected.

        The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right power or remedy or proceed against the Borrower under this Agreement, the other Debt Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

        Section 3.3.    Reinstatement.    The obligations of the Guarantors under this Section 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including reasonable fees and other charges of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

        Section 3.4.    Subrogation.    The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations, and the expiration and termination of all commitments to extend credit under all Debt Documents and of all letters of credit issued under the Debt Documents, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 3.1, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

        Section 3.5.    Remedies.    The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, a Guaranteed Obligation may be declared to be forthwith due and payable as provided in the respective Debt Document therefor including, in the case of the Credit Agreement, Section 9 thereof (and shall be deemed to have become automatically due and payable in the circumstances provided therein including, in the case of the Credit Agreement, such Section 9) for purposes of this Section, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantors and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.1.

        Section 3.6.    Continuing Guarantee.    The guarantee in this Section 3 is a continuing guarantee of payment (and not of collection), and shall apply to all Guaranteed Obligations whenever arising.

        Section 3.7.    Rights of Contribution.    The Obligors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 3 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

        For purposes of this Section, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations, and (iii) "Pro Rata Share" means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Obligors hereunder) of the Borrower and all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

        Section 3.8.    General Limitation on Guarantee Obligations.    In any action or proceeding involving any state corporate or other law or any Federal or state bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.1 would otherwise, taking into account the provisions of Section 3.8, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

        Section 3.9.    Credit Agreement.    Each Guarantor agrees to perform, comply with and be bound by the covenants contained in the Credit Agreement applicable to such Guarantor as if each Guarantor were a signatory to the Credit Agreement. Without limiting the foregoing, each Guarantor shall take such action as the Borrower is required by the Credit Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by the Credit Agreement to prohibit such Guarantor from taking.

SECTION 4.    COLLATERAL

        As collateral security for prompt payment and performance of its Secured Obligations, each Obligor hereby pledges and grants to the Agent for the benefit of the Secured Parties as hereinafter provided a security interest in all of such Obligor's right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 4 being collectively referred to herein as "Collateral"):

          (a)   all Accounts;

          (b)   all Chattel Paper (including all Electronic Chattel Paper and Tangible Chattel Paper);

          (c)   all Commercial Tort Claims (as described on Annex 6 hereto or on one or more supplements to this Agreement);

          (d)   all Deposit Accounts;

          (e)   all Documents;

          (f)    all Equipment (including all software, whether or not the same constitutes embedded software, used in the operation thereof);

          (g)   all Fixtures;

          (h)   General Intangibles (including all Payment Intangibles and Software, patents, trademarks, tradestyles, copyrights, and all other intellectual property rights, including all applications, registration, and licenses therefor, and all goodwill of the business connected therewith or represented thereby);

          (i)    all Instruments (including all Promissory Notes);

          (j)    all Inventory all other Goods (including rights to returned or repossessed Goods and rights of stoppage in transit);

          (k)   all Investment Property (including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts);

          (l)    all Letter-of-Credit Rights;

          (m)  all Supporting Obligations;

          (n)   all monies, personal property, and interests in personal property of such Obligor of any kind or description now held by any Secured Party or at any time hereafter transferred or delivered to, or coming into the possession, custody or control of, any Secured Party, or any agent or affiliate of any Secured Party, whether expressly as collateral security or for any other purpose (whether for safekeeping, custody, collection or otherwise), and all dividends and distributions on or other rights in connection with any such property;

          (o)   all supporting evidence and documents relating to any of the above-described property, including, without limitation, computer programs, disks, tapes and related electronic data processing media, and all rights of such Obligor to retrieve the same from third parties, written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like, together with all books of account, ledgers, and cabinets in which the same are reflected or maintained;

          (p)   Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

          (q)   Proceeds and products of the foregoing, and all insurance of the foregoing and proceeds thereof.

        IT BEING UNDERSTOOD, HOWEVER, that in no event shall the security interest granted under this Section 4 attach to any contract, property rights, obligation, instrument or agreement to which an Obligor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein or in a breach or termination pursuant to the terms of, or a default under, any such contract, property rights, obligation, instrument or agreement (in each case, other than to the extent that any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code as in effect in the relevant jurisdiction).

SECTION 5.    COVENANTS OF THE OBLIGORS.

        In furtherance of the grant of the security interest pursuant to Section 4, each Obligor hereby agrees with the Agent for the benefit of the Secured Parties as follows:

        Section 5.1.    Delivery and Other Perfection.    (a) Within twenty (20) days after the acquisition by an Obligor of any Portfolio Investment constituting part of the Collateral as to which physical possession by the Agent or the Custodian is required in order for such Portfolio Investment to have been "Delivered" (subject to the definition of "Delivery" for the first thirty (30) days after the date hereof), such Obligor shall take such actions as shall be necessary to effect Delivery of such Portfolio Investment. As to all other Portfolio Investments constituting part of the Collateral, such Obligor shall cause the same to be Delivered within five (5) Business Days of the acquisition thereof (subject to the definition of "Delivery" for the first thirty (30) days after the date hereof). In addition, and without limiting the generality of the foregoing, each Obligor shall, upon the Agent's written request, promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, account control agreements or any other agreements or consents or other papers as may be necessary in the judgment of the Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

            (i)  keep full and accurate books and records relating to the Collateral in all material respects; and

           (ii)  permit representatives of the Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral; provided that each such Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records at such Obligor's place of business.

        (b)   Unless released from the Collateral pursuant to the Credit Agreement, once any Portfolio Investment has been Delivered, the Obligors shall not take or permit any action that would result in such Portfolio Investment no longer being Delivered hereunder and shall, upon the Agent's written request, promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, account control agreements or any other agreements or consents or other papers as may be necessary or desirable in the judgment of the Agent to continue the Delivered status of any Collateral. Without limiting the generality of the foregoing, the Obligors shall not terminate any arrangement with the Custodian unless and until a successor Custodian satisfactory to the Agent has been appointed and has executed all documentation necessary to continue the Delivered status of the Collateral, which documentation shall be in form and substance reasonably satisfactory to the Agent.

        Section 5.2.    Name; Jurisdiction of Organization, Etc.    Each Obligor agrees that (a) without providing at least ten (10) days prior written notice to the Agent, such Obligor will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if such Obligor does not have an organizational identification number and later obtains one, such Obligor will forthwith notify the Agent of such organizational identification number, and (c) such Obligor will not change its type of organization, jurisdiction of organization or other legal structure.

        Section 5.3.    Other Financing Statements or Control.    Except as permitted under Section 8.8 of the Credit Agreement, the Obligors shall not (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Agent is not named as the sole Agent for the benefit of the Secured Parties, or (b) cause or permit any Person other than the Agent to have Control of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

        Section 5.4.    Additional Guarantors.    As contemplated by Section 4.1 of the Credit Agreement, new Subsidiaries of the Borrower formed or acquired by the Borrower after the date hereof (other than Financing Subsidiaries) are required to become a "Guarantor" under this Agreement, by executing and delivering to the Agent a Guarantee Assumption Agreement in the form of Exhibit A hereto. Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a "Guarantor" and an "Obligor" for all purposes of this Agreement, and Annexes 1 through 6, inclusive, hereto shall be deemed to be supplemented in the manner specified in such Guarantee Assumption Agreement. In addition, upon execution and delivery of any such Guarantee Assumption Agreement, the new Guarantor makes the representations and warranties set forth in Section 2 as of the date of such Guarantee Assumption Agreement.

        Section 5.5.    Control Agreements.    No Obligor shall open any account with any bank, securities intermediary or commodities intermediary (other than (i) any payroll account, (ii) any withholding tax and fiduciary accounts, and (iii) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (iii), does not at any time exceed $250,000) unless such Obligor has notified the Agent of such new account and the Agent has Control over such account pursuant to a control agreement in form and substance satisfactory to the Agent.

        Section 5.6.    Collection of Payments.    Each Obligor shall make collection of all sums due with respect to the Collateral (collectively, "Collateral Payments") unless notified to the contrary by the Agent after the occurrence and during the continuance of any Event of Default to pay the same over to the Agent (which proceeds shall be held, applied, or otherwise distributed in accordance with Section 6 hereof); provided that, other than in the ordinary course of such Obligor's business and consistent with past practice and its commercially reasonable discretion, no Obligor shall, without the prior written consent of the Agent, grant any extension of the time of payment of any Collateral Payment, compromise or settle any Collateral Payment for less than the full amount thereof, release (in whole or in part) any person or property liable for the payment thereof or granted as collateral security therefor, or allow any credit, discount, modification, rescission, or cancellation whatsoever thereon.

        Section 5.7.    Use of Collateral.    Each Obligor agrees it will not waste or destroy the Collateral or any part thereof and will not be negligent in the care or use of any Collateral. Each Obligor agrees it will not use, manufacture, sell or distribute any Collateral in violation of any statute, ordinance or other governmental requirement. Each Obligor will perform in all material respects its obligations under any contract or other agreement constituting part of the Collateral, it being understood and agreed that the Secured Parties have no responsibility to perform such obligations.

        Section 5.8.    Dispositions of Collateral.    Except as permitted by the Credit Agreement, each Obligor agrees it will not, without the Agent's prior written consent, sell, assign, mortgage, lease, or otherwise dispose of the Collateral or any interest therein.

        Section 5.9.    Insurance.    To the extent an Obligor has any material portions of Collateral consisting of tangible personal property, such Obligor will insure such Collateral against such risks and hazards as other companies similarly situated insure against, and including in any event loss or damage by fire, theft, burglary, pilferage, and loss in transit, in amounts and under policies containing loss payable clauses to the Agent as its interest may appear (and, if the Agent requests, naming the Secured Parties as additional insureds therein) by insurers reasonably acceptable to the Agent. All premiums on such insurance shall be paid by the Obligors and the policies of such insurance (or certificates therefor) delivered to the Agent. All insurance required hereby shall provide that any loss shall be payable notwithstanding any act or negligence of the relevant Obligor, shall provide that no cancellation thereof shall be effective until at least 30 days after receipt by the relevant Obligor and the Agent of written notice thereof, and shall be reasonably satisfactory to the Agent in all other respects. In case of any material loss, damage to or destruction of the Collateral or any part thereof, the relevant Obligor shall promptly give written notice thereof to the Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral or any part thereof, the relevant Obligor, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Obligor's cost and expense, will promptly repair or replace the Collateral so lost, damaged or destroyed, except to the extent such Collateral is not necessary to the conduct of such Obligor's business in the ordinary course. In the event any Obligor shall receive any proceeds of such insurance, such Obligor shall immediately pay over such proceeds of insurance to the Agent which will thereafter be applied to the reduction of the Secured Obligations (whether or not then due) or held as collateral security therefor, as the Agent may then determine or as otherwise provided for in the Credit Agreement; provided, however, that the Agent agrees to release such insurance proceeds to the relevant Obligor for replacement or restoration of the portion of the Collateral lost, damaged or destroyed if, but only if, (i) at the time of release no Default or Event of Default exists, (ii) written application for such release is received by the Agent from the relevant Debtor within 30 days of the receipt of such proceeds, and (iii) the Agent has received evidence reasonably satisfactory to it that the collateral lost, damaged or destroyed has been or will be replaced or restored to its condition immediately prior to the loss, destruction or other event giving rise to the payment of such insurance proceeds. Each Obligor hereby authorizes the Agent, at the Agent's option, to adjust, compromise, and settle any losses under any insurance afforded at any time after the occurrence and during the continuation of any Default or Event of Default, and such Obligor does hereby irrevocably constitute the Agent, its officers, agents, and attorneys, as such Obligor's attorneys-in-fact, with full power and authority after the occurrence and during the continuation of any Default or Event of Default to effect such adjustment, compromise, and/or settlement and to endorse any drafts drawn by an insurer of the Collateral or any part thereof and to do everything necessary to carry out such purposes and to receive and receipt for any unearned premiums due under policies of such insurance. Unless the Agent elects to adjust, compromise or settle losses as aforesaid, any adjustment, compromise, and/or settlement of any losses under any insurance shall be made by the relevant Obligor subject to final approval of the Agent (regardless of whether or not an Event of Default shall have occurred) in the case of losses exceeding $250,000. All insurance proceeds shall be subject to the lien and security interest of the Agent hereunder.

UNLESS THE OBLIGORS PROVIDE THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE OBLIGORS' EXPENSE TO PROTECT THE AGENT'S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY OBLIGOR'S INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE AGENT MAY NOT PAY ANY CLAIMS THAT ANY OBLIGOR MAKES OR ANY CLAIM THAT IS MADE AGAINST SUCH OBLIGOR IN CONNECTION WITH THE COLLATERAL. THE OBLIGORS MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE OBLIGORS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE OBLIGORS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE SECURED OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE OBLIGORS MAY BE ABLE TO OBTAIN ON THEIR OWN.

        Section 5.10.    Collateral Information.    Each Obligor agrees from time to time to deliver to the Agent such evidence of the existence, identity, and location of its Collateral and of its availability as collateral security pursuant hereto, in each case as the Agent may reasonably request in writing. The Agent shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Agent considers appropriate and reasonable, and each Obligor agrees to furnish all assistance and information, and perform any acts, which the Agent may require in connection therewith. The Obligors shall promptly notify the Agent in writing of any additions after the date hereof to the information provided on Annexes 1-6, and shall submit to the Agent a supplement to Annexes 1-6, as applicable, to reflect such additions (provided any Obligor's failure to do so shall not impair the Agent's security interest in the Collateral).

        Section 5.11.    First Priority Liens.    The Collateral and every part thereof is and shall be free and clear of all security interests, liens (including, without limitation, mechanics', laborers' and statutory liens), attachments, levies, and encumbrances of every kind, nature, and description and whether voluntary or involuntary, except for the security interest of the Agent therein and other Permitted Liens. Each Obligor shall warrant and defend the Collateral against any claims and demands of all Persons at any time claiming the same or any interest in the Collateral adverse to the Secured Parties.

        Section 5.12.    Further Assurances.    Upon Agent's written request, each Obligor agrees to execute and deliver to the Agent such further agreements, assignments, instruments, and documents, and to do all such other things, as the Agent may reasonably deem necessary or appropriate to assure the Agent its lien and security interest hereunder, including, without limitation, (i) such financing statements or other instruments and documents as the Agent may from time to time reasonably require to comply with the UCC and any other applicable law, (ii) such agreements with respect to patents, trademarks, copyrights, and similar intellectual property rights as the Agent may from time to time reasonably require to comply with the filing requirements of the United States Patent and Trademark Office and the United States Copyright Office, and (iii) such control agreements with respect to Deposit Accounts, Investment Property, Letter-of-Credit Rights, and electronic Chattel Paper, and to cause the relevant depository institutions, financial intermediaries, and issuers to execute and deliver such control agreements, as the Agent may from time to time reasonably require. Upon the Agent's written request, each Obligor shall at its own cost and expense cause the lien of the Agent in and to any portion of the Collateral subject to a certificate of title law to be duly noted on such certificate of title or to be otherwise filed in such manner as is prescribed by law in order to perfect such lien and will cause all such certificates of title and evidences of lien to be deposited with the Agent. Each Obligor agrees to execute and deliver to the Agent an agreement in the form attached hereto as Exhibit B, or in such other form reasonably acceptable to the Agent, promptly upon becoming aware of any Commercial Tort Claim of such Obligor arising after the date hereof (provided any Obligor's failure to do so shall not impair the Agent's security interest therein). Each Obligor hereby authorizes the Agent to file any and all financing statements covering the Collateral or any part thereof as the Agent may require, including financing statements describing the Collateral as "all assets" or "all personal property" or words of like meaning. The Agent may order lien searches from time to time against any Obligor and the Collateral, and the Obligors shall promptly reimburse the Agent for all reasonable costs and expenses incurred in connection with such lien searches (subject to Section 12.15 of the Credit Agreement). In the event for any reason the law of any jurisdiction other than Illinois becomes or is applicable to the Collateral or any part thereof, or to any of the Secured Obligations, each Obligor agrees to execute and deliver all such agreements, assignments, instruments, and documents and to do all such other things as the Agent deems necessary or appropriate to preserve, protect, and enforce the security interest of the Agent under the law of such other jurisdiction.

        Section 5.13.    Right to Perform; Right to Reimbursement.    On failure of any Obligor to perform any of the covenants and agreements herein contained, the Agent may, at its option, perform the same and in so doing may expend such sums as the Agent deems advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, liens, and encumbrances, expenditures made in defending against any adverse claims, and all other expenditures which the Agent may be compelled to make by operation of law or which the Agent may make by agreement or otherwise for the protection of the security hereof. All such sums and amounts so expended shall be repayable by the Obligors upon written demand, shall constitute additional Secured Obligations secured hereunder, and shall bear interest from the date said amounts are expended at the rate per annum (computed on the basis of a year of 360 days for the actual number of days elapsed) determined by adding 2.0% per annum to the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect for Base Rate Loans under the Revolving Credit, with any change in such rate per annum as so determined by reason of a change in such Base Rate to be effective on the date of such change in said Base Rate (such rate per annum as so determined being hereinafter referred to as the "Default Rate"). No such performance of any covenant or agreement by the Agent on behalf of a Obligor, and no such advancement or expenditure therefor, shall relieve any Obligor of any default under the terms of this Agreement or in any way obligate any Secured Party to take any further or future action with respect thereto. The Agent, in making any payment hereby authorized, may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim. The Agent, in performing any act hereunder, shall be the sole judge of whether the relevant Obligor is required to perform the same under the terms of this Agreement. The Agent is hereby authorized to charge any account of any Obligor maintained with any Secured Party for the amount of such sums and amounts so expended.

SECTION 6.    EVENTS OF DEFAULT; REMEDIES.

        Section 6.1.    Events of Default, Etc.    The occurrence of any event or the existence of any condition specified as an "Event of Default" under the Credit Agreement shall constitute an "Event of Default" hereunder. During the period during which an Event of Default shall have occurred and be continuing:

          (a)   The Agent shall have, in addition to all other rights provided herein or by law, the rights and remedies of a secured party under the ILUCC (regardless of whether the ILUCC is the law of the jurisdiction where the rights or remedies are asserted and regardless of whether the ILUCC applies to the affected Collateral), and further the Agent may, without demand and, to the extent permitted by applicable law, without advertisement, notice, hearing or process of law, all of which each Obligor hereby waives to the extent permitted by applicable law, at any time or times, sell and deliver any or all Collateral held by or for it at public or private sale, at any securities exchange or broker's board or at the Agent's office or elsewhere, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its discretion. In the exercise of any such remedies, the Agent may sell the Collateral as a unit even though the sales price thereof may be in excess of the amount remaining unpaid on the Secured Obligations. Also, if less than all the Collateral is sold, the Agent shall have no duty to marshal or apportion the part of the Collateral so sold as between the Obligors, or any of them, but may sell and deliver any or all of the Collateral without regard to which of the Obligors are the owners thereof. In addition to all other sums due any Secured Party hereunder, each Obligor shall pay the Secured Parties all costs and expenses incurred by the Secured Parties, including reasonable attorneys' fees and court costs, in obtaining, liquidating or enforcing payment of Collateral or the Secured Obligations or in the prosecution or defense of any action or proceeding by or against any Secured Party or any Obligor concerning any matter arising out of or connected with this Agreement or the Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code (or any successor statute). Any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Obligors in accordance with Section 8.1 hereof at least 10 days before the time of sale or other event giving rise to the requirement of such notice; provided, however, no notification need be given to a Obligor if such Obligor has signed, after an Event of Default hereunder has occurred, a statement renouncing any right to notification of sale or other intended disposition. The Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. Any Secured Party may be the purchaser at any such sale. Each Obligor hereby waives all of its rights of redemption from any such sale. The Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, be made at the time and place to which the sale was postponed or the Agent may further postpone such sale by announcement made at such time and place. The Agent has no obligation to prepare the Collateral for sale. The Agent may sell or otherwise dispose of the Collateral without giving any warranties as to the Collateral or any part thereof, including disclaimers of any warranties of title or the like, and each Obligor acknowledges and agrees that the absence of such warranties shall not render the disposition commercially unreasonable.

          (b)   In addition to all other rights provided herein or by law, (i) the Agent shall have the right to take physical possession of any and all of the Collateral and anything found therein, the right for that purpose to enter without legal process any premises where the Collateral may be found (provided such entry be done lawfully), and the right to maintain such possession on the relevant Obligor's premises (each Obligor hereby agreeing, to the extent it may lawfully do so, to lease such premises without cost or expense to the Agent or its designee if the Agent so requests) or to remove the Collateral or any part thereof to such other places as the Agent may desire, (ii) the Agent shall have the right to direct any intermediary at any time holding any Investment Property or other Collateral, or any issuer thereof, to deliver such Collateral or any part thereof to the Agent and/or to liquidate such Collateral or any part thereof and deliver the proceeds thereof to the Agent (including, without limitation, the right to deliver a notice of control with respect to any Collateral held in a securities account or commodities account and deliver all entitlement orders with respect thereto), (iii) the Agent shall have the right to exercise any and all rights with respect to all Deposit Accounts of each Obligor, including, without limitation, the right to direct the disposition of the funds in each Deposit Account and to collect, withdraw, and receive all amounts due or to become due or payable thereunder, and (iv) each Obligor shall, upon the Agent's demand, promptly assemble the Collateral and make it available to the Agent at a place reasonably designated by the Agent. If the Agent exercises its right to take possession of the

  Collateral, each Obligor shall also at its expense perform any and all other steps requested by the Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Agent, appointing overseers for the Collateral and maintaining Collateral records.

          (c)   All rights of the Obligors to exercise voting and/or consensual powers which they are entitled to exercise regarding the Collateral and/or to receive and retain the distributions regarding the Collateral, shall, at the option of the Agent, cease and thereupon become vested in the Agent, which, in addition to all other rights provided herein or by law, shall then be entitled solely and exclusively to exercise all voting and other consensual powers pertaining to the Collateral and/or to receive and retain the distributions which such Obligor would otherwise have been entitled to receive and shall then be entitled solely and exclusively to exercise any and all rights of conversion, exchange or subscription or any other rights, privileges or options pertaining to any Collateral as if the Agent were the absolute owner thereof including, without limitation, the rights to exchange, at its discretion, all Investment Property or any part thereof upon the merger, consolidation, reorganization, recapitalization or other readjustment of the respective issuer thereof or upon the exercise by or on behalf of any such issuer or the Agent of any right, privilege or option pertaining to any Investment Property and, in connection therewith, to deposit and deliver the Investment Property or any part thereof with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine.

          (d)   In the event the Agent requests any Obligor to do so: (i) all Instruments and tangible Chattel Paper at any time constituting part of the Collateral (including any postdated checks) shall, upon receipt by such Obligor, be immediately endorsed to and deposited with Agent; and/or (ii) such Obligor shall instruct all customers and account debtors to remit all payments in respect of the Collateral to a lockbox or lockboxes under the sole custody and control of the Agent and which are maintained at one or more post offices selected by the Agent. The Agent or its designee may notify the relevant Obligor's customers and account debtors at any time that the Collateral has been assigned to the Agent or of the Agent's security interest therein, and either in its own name, or such Obligor's name, or both, demand, collect (including, without limitation, through a lockbox analogous to that described above), receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due on the Collateral, and in the Agent's discretion file any claim or take any other action or proceeding which the Agent may deem necessary or appropriate to protect and realize upon the security interest of the Agent in the Collateral. Any proceeds of Collateral transmitted to or otherwise received by the Agent hereof may be handled and administered by the Agent in and through a remittance account or accounts maintained at the Agent or by the Agent at a commercial bank or banks selected by the Agent (collectively the "Depositary Banks" and individually a "Depositary Bank"), and each Obligor acknowledges that the maintenance of such remittance accounts by the Agent is solely for the Agent's convenience and that the Obligors do not have any right, title or interest in such remittance accounts or any amounts at any time standing to the credit thereof. The Agent may apply all or any part of any proceeds of Collateral received by it from any source to the payment of the Secured Obligations (whether or not then due and payable), such applications to be made in such amounts, in such manner and order, and at such intervals as the Agent may from time to time in its discretion determine. The Agent need not apply or give credit for any item included in proceeds of Collateral until the Depositary Bank has received final payment therefor at its office in cash or final solvent credits current at the site of deposit acceptable to the Agent and the Depositary Bank as such. However, if the Agent does permit credit to be given for any item prior to a Depositary Bank receiving final payment therefor and such Depositary Bank fails to receive such final payment or an item is charged back to the Agent or any Depositary Bank for any reason, the Agent may at its election in either instance charge the amount of such item back against any such remittance accounts or any Deposit Account of any Obligor subject to the security interest of this Agreement, together with interest thereon at the Default Rate. Concurrently with each transmission of any proceeds of Collateral to any such remittance account, upon the Agent's request, the relevant Obligor shall furnish the Agent with a report in such form as Agent shall reasonably require identifying the particular Collateral from which the same arises or relates. Each Obligor hereby indemnifies the Secured Parties from and against all liabilities, damages, losses, actions, claims, judgments, and all reasonable costs, expenses, charges, and attorneys' fees suffered or incurred by any Secured Party because of the maintenance of the foregoing arrangements; provided, however, that no Obligor shall be required to indemnify any Secured Party for any of the foregoing to the extent they arise solely from the gross negligence or willful misconduct of the person seeking to be indemnified. The Secured Parties shall have no liability or responsibility to any Obligor for the Agent or any Depositary Bank accepting any check, draft or other order for payment of money bearing the legend "payment in full" or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance.

          (e)   Without in any way limiting the foregoing, each Obligor hereby grants to the Agent a royalty-free irrevocable license and right to use all of such Obligor's patents, patent applications, patent licenses, trademarks, trademark registrations, trademark licenses, trade names, trade styles, and similar intangibles in connection with any foreclosure or other realization by the Agent on all or any part of the Collateral to the extent permitted by law. The license and right granted the Agent hereby shall be without any royalty or fee or charge whatsoever.

        THE OBLIGORS RECOGNIZE THAT, BY REASON OF CERTAIN PROHIBITIONS CONTAINED IN THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, THE AGENT MAY BE COMPELLED, WITH RESPECT TO ANY SALE OF ALL OR ANY PART OF THE COLLATERAL, TO LIMIT PURCHASERS TO THOSE WHO WILL AGREE, AMONG OTHER THINGS, TO ACQUIRE THE COLLATERAL FOR THEIR OWN ACCOUNT, FOR INVESTMENT AND NOT WITH A VIEW TO THE DISTRIBUTION OR RESALE THEREOF. THE OBLIGORS ACKNOWLEDGE THAT ANY SUCH PRIVATE SALES MAY BE AT PRICES AND ON TERMS LESS FAVORABLE TO THE AGENT THAN THOSE OBTAINABLE THROUGH A PUBLIC SALE WITHOUT SUCH RESTRICTIONS, AND, NOTWITHSTANDING SUCH CIRCUMSTANCES, AGREE THAT TO THE EXTENT ANY SUCH PRIVATE SALE IS CONDUCTED BY THE AGENT IN A COMMERCIALLY REASONABLE MANNER, THE AGENT SHALL HAVE NO OBLIGATION TO ENGAGE IN PUBLIC SALES AND NO OBLIGATION TO DELAY THE SALE OF ANY COLLATERAL FOR THE PERIOD OF TIME NECESSARY TO PERMIT THE OBLIGORS, OR THE ISSUER THEREOF, TO REGISTER IT FOR PUBLIC SALE. IN THE EVENT THE AGENT IN GOOD FAITH BELIEVES ANY OF THE COLLATERAL CONSTITUTES RESTRICTED SECURITIES WITHIN THE MEANING OF ANY APPLICABLE SECURITIES LAWS, ANY DISPOSITION THEREOF IN COMPLIANCE WITH SUCH LAWS SHALL NOT RENDER THE DISPOSITION COMMERCIALLY UNREASONABLE.

        Section 6.2.    Private Sale.    The Agent and the Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree, so long as such private sale was conducted in a commercially reasonable manner.

        Section 6.3.    Attorney-in-Fact.    Without limiting any rights or powers granted by this Agreement to the Agent, each Obligor hereby appoints the Agent, its nominee, or any other person whom the Agent may designate as such Obligor's attorney-in-fact, with full power and authority upon the occurrence and during the continuation of any Event of Default to sign such Obligor's name on verifications of Receivables and other Collateral; to send requests for verification of Collateral to such Obligor's customers, account debtors, and other obligors; to endorse such Obligor's name on any checks, notes, acceptances, money orders, drafts, and any other forms of payment or security that may come into the Agent's possession; to endorse the Collateral in blank or to the order of the Agent or its nominee; to sign such Obligor's name on any invoice or bill of lading relating to any Collateral, on claims to enforce collection of any Collateral, on notices to and drafts against customers and account debtors and other obligors, on schedules and assignments of Collateral, on notices of assignment and on public records; to notify the post office authorities to change the address for delivery of such Obligor's mail to an address designated by the Agent; to receive, open, and dispose of all mail addressed to such Obligor; and to do all things necessary to carry out this Agreement. Each Obligor hereby ratifies and approves all acts of any such attorney and agrees that neither the Agent nor any such attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person's gross negligence or willful misconduct. The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Secured Obligations have been fully paid and satisfied and the commitments of the Lenders to extend credit to or for the account of the Borrower under the Credit Agreement have expired or otherwise terminated.

        Section 6.4.    Application of Proceeds; Deficiency; Surplus.    The proceeds and avails of the Collateral at any time received by the Agent upon the occurrence and during the continuation of any Event of Default shall, when received by the Agent in cash or its equivalent, be applied by the Agent in reduction of, or held as collateral security for, the Secured Obligations in accordance with the terms of the Credit Agreement. The Obligors shall remain liable to the Secured Parties for any deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Borrower, as agent for the Obligors, or to whomsoever the Agent reasonably determines is lawfully entitled thereto.

        Section 6.5.    Preservation of Rights.    The powers conferred upon the Secured Parties hereunder are solely to protect their interest in the Collateral and shall not impose on them any duty to exercise such powers. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equivalent to that which the Agent accords its own property, consisting of similar type assets, it being understood, however, that the Agent shall have no responsibility for (i) ascertaining or taking any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral, or (iii) initiating any action to protect the Collateral or any part thereof against the possibility of a decline in market value. This Agreement constitutes an assignment of rights only and not an assignment of any duties or obligations of the Obligors in any way related to the Collateral, and the Agent shall have no duty or obligation to discharge any such duty or obligation. Neither any Secured Party nor any party acting as attorney for any Secured Party shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than such person's gross negligence or willful misconduct.

        Section 6.6.    Direct and Primary Security.    The security interest herein created and provided for stand as direct and primary security for the Secured Obligations. No application of any sums received by the Secured Parties in respect of the Collateral or any disposition thereof to the reduction of the Secured Obligations or any part thereof shall in any manner entitle any Obligor to any right, title or interest in or to the Secured Obligations or any collateral or security therefor, whether by subrogation or otherwise, unless and until all Secured Obligations have been fully paid and satisfied and all commitments to extend credit to or for the account of the Borrower under the Credit Agreement have expired or otherwise terminated. Each Obligor acknowledges and agrees that the security interest hereby created and provided are absolute and unconditional and shall not in any manner be affected or impaired by any acts of omissions whatsoever of any Secured Party or any other holder of any Secured Obligations, and without limiting the generality of the foregoing, the security interest hereof shall not be impaired by any acceptance by any Secured Party or any other holder of any Secured Obligations of any other security for or guarantors upon any of the Secured Obligations or by any failure, neglect or omission on the part of any Secured Party or any other holder of any of the Secured Obligations to realize upon or protect any of the Secured Obligations or any collateral or security therefor. The security interest hereof shall not in any manner be impaired or affected by (and the Secured Parties, without notice to anyone, are hereby authorized to make from time to time) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, alteration, substitution, exchange, change in, modification or disposition of any of the Secured Obligations or of any collateral or security therefor, or of any guaranty thereof, or of any instrument or agreement setting forth the terms and conditions pertaining to any of the foregoing. The Secured Parties may at their discretion at any time grant credit to the Borrower without notice to the other Obligors in such amounts and on such terms as the Secured Parties may elect without in any manner impairing the security interest created and provided for. In order to realize hereon and to exercise the rights granted the Secured Parties hereunder and under applicable law, there shall be no obligation on the part of any Secured Party or any other holder of any Secured Obligations at any time to first resort for payment to the Borrower or any other Obligor or to any guaranty of the Secured Obligations or any portion thereof or to resort to any other collateral, security, property, liens or any other rights or remedies whatsoever, and the Secured Parties shall have the right to enforce this Agreement against any Obligor or its Collateral irrespective of whether or not other proceedings or steps seeking resort to or realization upon or from any of the foregoing are pending.

SECTION 7.    THE AGENT.

        Section 7.1.    The Agent.    In acting under or by virtue of this Agreement, the Agent shall be entitled to all the rights, authority, privileges, and immunities provided in the Credit Agreement, all of which provisions of said Credit Agreement (including, without limitation, Section 11 thereof) are incorporated by reference herein with the same force and effect as if set forth herein in their entirety. The Agent hereby disclaims any representation or warranty to the Secured Parties or any other holders of the Secured Obligations concerning the perfection of the liens and security interests granted hereunder or in the value of any of the Collateral.

SECTION 8.    MISCELLANEOUS.

        Section 8.1.    Notices.    Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party as set forth in Section 12.8 of the Credit Agreement.

        Section 8.2.    No Waiver.    Failure by the Agent to exercise any right, remedy or option under this Agreement or any other agreement between any Obligor and the Agent or provided by law, or delay by the Agent in exercising the same, shall not operate as a waiver; and no waiver shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated. The rights and remedies of the Secured Parties under this Agreement shall be cumulative and not exclusive of any other right or remedy which any Secured Party may have.

        Section 8.3.    Amendments, Etc.    Except as otherwise provided in any Collateral Document, the terms of this Agreement and the other Collateral Documents may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Agent with the consent of the requisite Lenders (as determined in accordance with the Credit Agreement), provided that the Agent is authorized to release any Collateral and/or any Guarantor to the extent permitted by or otherwise provided for in the Credit Agreement. Any such amendment or waiver shall be binding upon the Agent, each Secured Party and each Obligor.

        Section 8.4.    Continuing Agreement.    This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Secured Obligations and the Guaranteed Obligations, both for principal and interest, have been fully paid and satisfied and the commitments of the Lenders to extend credit to or for the account of the Borrower under the Credit Agreement have expired or otherwise terminated. Upon such termination of this Agreement, the Agent shall, upon the request and at the expense of the Obligors, forthwith release its liens and security interests hereunder.

        Section 8.4.    Expenses: Indemnity.

        (a)    Costs and Expenses.    The Obligors hereby jointly and severally agree to reimburse the Agent and each of the other Secured Parties and their respective affiliates for all reasonable out-of-pocket costs and expenses incurred by them (including the reasonable fees, charges and disbursements of legal counsel) in connection with (i) any Default or Event of Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform in the time period required under this Agreement, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings of any Obligor, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings arising from or related to this Agreement and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 4.

        (b)    Indemnification by the Obligors.    The Obligors shall indemnify the Agent, the other Secured Parties, any security trustee therefor, and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the willful misconduct or gross negligence of such Indemnitee.

        Section 8.5.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Obligors and the Secured Parties (provided that none of the Obligors shall assign or transfer its rights or obligations hereunder without the prior written consent of the Agent). Without limiting the generality of the foregoing, and subject to the provisions of the Credit Agreement, any Secured Party may assign or otherwise transfer any indebtedness held by it secured or guaranteed by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits of the security and guarantees provided for herein.

        Section 8.6.    Counterparts; Integration; Effectiveness; Electronic Execution.

        (a)    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement constitutes the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Each Obligor acknowledges that this Agreement is and shall be effective upon its execution and delivery by such Obligor to the Agent, and it shall not be necessary for the Agent or any Secured Party to execute this Agreement or any other acceptance hereof or otherwise to signify or express its acceptance hereof.

        (b)    Electronic Execution of Assignments.    The words "execution," "signed," "signature" shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Signatures and Records Act of Illinois, or any other similar state laws based on the Uniform Electronic Transactions Act.

        Section 8.7.    Severability.    In the event and to the extent that any provision hereof shall be deemed to be invalid or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall to such extent be construed as not containing such provision, but only as to such jurisdictions where such law or interpretation is operative, and the invalidity or unenforceability of such provision shall not affect the validity of any remaining provisions hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect. Without limiting the generality of the foregoing, in the event that this Agreement shall be deemed to be invalid or otherwise unenforceable with respect to any Obligor, such invalidity or unenforceability shall not affect the validity of this Agreement with respect to the other Obligors.

        Section 8.8.    Governing Law; Submission to Jurisdiction.

        (a)    Governing Law.    This Agreement shall be construed in accordance with and governed by the law of the State of Illinois.

        (b)    Submission to Jurisdiction.    Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in the City of Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the extent permitted bylaw, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

        (c)    Waiver of Venue.    Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        Section 8.9.    Waiver of Jury Trial.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 8.10.    Headings.    Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Security Agreement to be duly executed and delivered as of the day and year first above written.

FIFTH STREET FINANCE CORP.
By
Name
Title

        Accepted and agreed to in Chicago, Illinois, as of the date first above written.

BANK OF MONTREAL, as Agent
By
Name
Title

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GUARANTEE AND SECURITY AGREEMENT
PRELIMINARY STATEMENTS